Exhibit 10.15

+ 49 89 8565 2600 tel.

+ 49 89 8565 2610 fax

www.gpc-biotech.com

GPC Biotech AG

Postfach 1455

82143 Planegg

Germany

Fraunhoferstrasse 20

82152 Martinsried/Munich

Germany

ADDENDUM TO SERVICE AGREEMENT

The Service Agreement of May 4, 2000 between GPC Biotech AG, Fraunhoferstr. 20, 82152 Martinsried/Planegg (hereinafter “Company”) and Dr. Bernd Robert Seizinger, Gabriel-Max-Strasse 20, 81545 Munich (hereinafter “Chief Executive Officer”) is hereby amended with immediate effect pursuant to § 14, Para. 1.

The Addendum to Service Agreement of 9/10/2002 is hereby rescinded and replaced by the following § 15 of the Service Agreement:

§ 15

Change of Control

1.	In the event of a “change of control” (as defined below), all stock options, convertible bonds, phantom stock, and all other rights that carry an entitlement to acquire stock in the Company that have been issued to the Chief Executive Officer up to that time shall vest (“accelerated vesting”) as soon as one shareholder or group of shareholders has acquired the majority of the voting rights in the Company, and by no later than the time at which said acquisition has been reported to the Federal Office for Financial Services Supervision (BaFin). In the event of a merger with other companies, the aforementioned rights vest when the merger is recorded in the Commercial Register. Moreover, the Company shall not avail itself of any of the call facilities provided in the terms of the aforementioned stock options, convertible bonds, or phantom stocks for a period of at least 5 years following a “change of control” or until maturity.

The other obligations of the Company toward the Chief Executive Officer arising from the present Agreement remain unaffected by such a takeover. The other terms of the stock options, convertible bonds, phantom stock, and all other rights that carry an entitlement to acquire stock in the Company remain in force unchanged.

GPC Biotech AG	Management Board:
Munich District Court HRB 119 555	Prof. Dr. Bernd Seizinger (CEO)
VAT ID No.: DE 190 457 435	Dr. Elmar Maier
Dr. Sebastian Meier-Ewert
Deutsche Bank AG, Munich (Code 700 700 10), Acct. No. 199 01 18)	Dr. Mirko Scherer
Dresdner Bank AG, Munich (Code 700 800 00), Acct. No. 300 906 300
HypoVereinsbank AG, Munich (Code) 700 202 70), Acct. No. 272 66 45	Chairman of the Supervisory Board
Dr. Jürgen Drews

2.	Should the Company terminate the Service Agreement for any reason other than cause pursuant to § 12, Para. 1 of the Service Agreement within two years following the “change of control,” or should the Chief Executive Officer terminate the Service Agreement within that same period for one or more of the following reasons:

a)	reduction in the annual salary and/or in the envisaged bonus;

b)	loss of the position of Chief Executive Officer or assignment of unreasonable responsibilities (“material diminution”); or

c)	change of the location of the Chief Executive Officer’s place of work to a new location that is more than 50 km from his two places of work at the time of the “change of control” (currently Fraunhoferstr. 20 in 82152 Martinsried/Planegg and 101 College Road East, Princeton, NJ 08540);

then a one-time payment shall be due to the Chief Executive Officer within 30 days, beginning with the last day of the Service Agreement. This payment shall amount to 250% (two hundred fifty percent) of the total of

a)	one annual salary at the time of the “change of control” or at a later time if the annual salary is increased; and

b)	the average of the two annual bonuses last received prior to the date of the “change of control.” If the Chief Executive Officer has not received two annual bonuses, the last annual bonus payment is used as the basis for calculation.

This payment can be foregone if the Company and the Chief Executive Officer agree to a higher settlement.

3.	“Change of control” is defined here as: a) the takeover, exchange, or other transfer of more than 50% of the outstanding voting rights in the Company (in one or more steps) to a single shareholder or group of shareholders, or b) the merger of the Company with other companies (e.g., as part of a “merger” or “reverse merger”), in which the Company holds less than 50% of the outstanding voting rights in the new company.

Martinsried/Planegg, 5/1/2003

Chief Executive Officer	GPC Biotech AG

/s/ Prof. Dr. Bernd Robert Seizinger	/s/ Prof. Dr. Jürgen Drews
Prof. Dr. Bernd Robert Seizinger	Prof. Dr. Jürgen Drews Chairman of the Supervisory Board